As filed with the Securities and Exchange Commission on June 4, 2007

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement Under The Securities Act of 1933

Genworth Life and Annuity Insurance Company

(Exact Name of Registrant as Specified in its Charter)

Virginia	63	54-0283385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

6610 W. Broad Street Richmond, Virginia 23230 (804) 281-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Heather Harker	Copy to:
Vice President and Associate General Counsel	W. Thomas Conner, Esq.
Genworth Life and Annuity Insurance Company	Sutherland, Asbill & Brennan LLP
6610 W. Broad Street	1275 Pennsylvania Avenue, N.W.
Richmond, Virginia 23230	Washington, DC
(804) 281-6000	20004-2415
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:    Continuously on and after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit*	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Certificates issued pursuant to Guaranteed Income Annuity Contracts	N/A	N/A	$60,000,000	*	$1,842

*	The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Group Guaranteed Income Annuity Certificate

Issued by

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, VA 23230

Tel. 800.352.9910

[    ], 2007

This prospectus describes a Group Guaranteed Income Annuity Certificate (the “Certificate”) issued by Genworth Life and Annuity Insurance Company (the “Company,” “we,” “us” or “our”). The Certificate is issued pursuant to the terms of a Group Guaranteed Income Annuity Contract (the “Contract”) issued by us to AssetMark Investment Services, Inc. (“AssetMark”). The Certificate is offered to investment advisory clients of AssetMark and provides for a guaranteed income over the life of a designated Participant based on the Certificate Owner’s AssetMark investment advisory account, provided all conditions specified in the Certificate are met, regardless of the actual performance or value of the investments in the AssetMark account. The Certificate has no cash value and no surrender value.

This prospectus provides important information that a prospective purchaser of a Certificate should know before investing. Please retain this prospectus for future reference.

The Securities and Exchange Commission (“SEC”) has not approved or disapproved these securities, nor has the SEC determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not be lawfully made.

The Certificate:

•	Is NOT a bank deposit

•	Is NOT FDIC insured

•	Is NOT insured or endorsed by a bank or any government agency

•	Is NOT available in every state

Group Guaranteed Income Annuity Certificate

Issued by

Genworth Life and Annuity Insurance Company

SUMMARY

Preliminary Note Regarding Terms Used in This Prospectus:

Certain terms used in this prospectus have specific and important meanings. Some important terms are explained below, and we have tried to explain the meaning of other important terms the first time they are used in the prospectus. You will find in the back of this prospectus a listing of all of the terms and the page on which the meaning of each term is explained.

•	“We,” “us,” “our” or the “Company” means Genworth Life and Annuity Insurance Company.

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“You” or “yours” means the owner, or if applicable, the joint owners, of the Certificate described in this prospectus. The terms “you,” “yours,” “Owner,” and “Certificate Owner” may be used interchangeably. “Participant” or “Participants” means the person or persons, respectively, named in the Certificate whose age is used in determining the amount of the guaranteed income provided by this Certificate. If the Owner or Joint Owners of the Certificate are individuals, each Owner is required to be named as a Participant. Joint Participants are permitted only when the Participants are spouses as recognized by applicable Federal law.

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If the Owner is an individual, then the Owner and Participant must be the same person. If the Owner is a trust or other non-natural person, an individual must be named as Participant. Only spouses can be Joint Participants. Joint Owners must both be named Participants. Therefore, a Certificate cannot be purchased by Joint Owners unless they are spouses.

The following is a summary of the Group Guaranteed Income Annuity Certificate described in this prospectus. The prospectus refers to the Group Guaranteed Income Annuity Certificate as the “Certificate.” Unless otherwise noted, this summary assumes that you are both the sole Owner and the sole Participant under the Certificate. You should read the entire prospectus in addition to this summary.

What is the Certific ate?

The Certificate is a certificate issued pursuant to the terms of the Group Guaranteed Income Annuity Contract (the “Contract”), which is a group guaranteed income annuity contract issued by the Company and owned by AssetMark Investment Services, Inc. (“AssetMark”). Certificates are offered to investment advisory clients of AssetMark who purchase mutual fund or exchange traded fund wrap accounts invested in accordance with designated asset allocation models (“Asset Allocation Models”) as provided by AssetMark. The Certificate provides, under certain specified conditions, for guaranteed minimum lifetime income based on the value of your AssetMark investment advisory account (“Account”), regardless of how long you live or how the investments in the Account perform.

In the event that the value of the assets in your Account (“Account Value”) falls below a specified minimum amount, annuity payments for life will begin. The guaranteed minimum lifetime income may increase based on your Account Value. It may also decrease based on your actions as described in this prospectus and in the Certificate.

The guarantees in your Certificate are based on the age and life of the Participant (or on the age and life of the younger of the Participant and the Joint Participant, if one is named).

AssetMark maintains the Account on your behalf. The assets in your AssetMark Account are required to remain invested at all times in accordance with one of the designated Asset Allocation Models as discussed in this prospectus or your Certificate may terminate and your guarantee may be reduced to zero. AssetMark is an affiliate of the Company, but we do not manage the Account.

How much will my Certificate cost?

While your Certificate is in force, an asset charge (the “Asset Charge”) is periodically calculated and deducted from the Account Value or assessed through another means of payment. The Asset Charge is calculated as a specified percentage of your Account Value at the time the Asset Charge is calculated.

The Asset Charges pay for the insurance protections provided by the Certificate. The Asset Charges are not invested in a separate account and your Certificate does not have a cash value. Since the charges are not invested in a separate account, they become part of our general account and are subject to the claims of creditors of the Company. The current Asset Charge for the Certificate, as a percentage of the Account Value of a Certificate on an annual basis, is:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	1.00%	1.50%
Joint Participants (provides protection during the life of two spouses)	1.25%	1.75%

Converting these charges to a dollar fee per $1,000 of Account Value:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	$10.00	$15.00
Joint Participants (provides protection during the life of two spouses)	$12.50	$17.50

The guaranteed maximum Asset Charge is:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	1.25%	1.75%
Joint Participants (provides protection during the life of two spouses)	1.50%	2.00%

Converting these charges to a dollar fee per $1,000 of Account Value:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	$12.50	$17.50
Joint Participants (provides protection during the life of two spouses)	$15.00	$20.00

Detailed examples of how the Asset Charge is calculated in different circumstances are set forth in the section of this prospectus entitled “Asset Charges.”

Can I cancel my Certificate?

You have the right to cancel your Certificate at any time without additional charges. We will return the portion of fees collected in advance for the current billing period representing the number of days remaining in the billing period.

What Protecti on Does the Certificate Provide?

The Certificate provides two fundamental protections to AssetMark clients who purchase AssetMark Accounts. First, it protects the Certificate Owner from the risk of outliving the assets in the Account. This risk is often called “longevity risk.” Second, it protects the Owner from downward fluctuations in his or her retirement income due to changes in market performance. This is known as “income volatility risk.”

Both of these risks increase when you have poor market performance early in retirement. The risk of retiring on the eve of a down market (or “point-in-time risk”) contributes greatly to both longevity and income volatility risk.

These risks are important to many clients who consider the assets in their Account a source or potential source for lifetime income in retirement or for other long-term purposes.

The Certificate does not provide a guarantee that the Account will retain a certain value or that the value of your Account will remain steady or grow over time. Instead, it provides for a guarantee, under certain specified conditions, that regardless of the performance of the assets in the Account and regardless of how long you live, you will be able to receive a guaranteed level of annual income for life. This income comes first in the form of withdrawals from your Account and, only if all or most of the Account Value is exhausted, from subsequent payments made to you by the Company.

It is therefore important to understand that while the preservation of capital may be one of the goals of the underlying asset management strategy of your Account, the achievement of that goal is not guaranteed by this product.

How does my Certificate work?

The Certificate has two phases: a “Funding Phase” and a “Payout Phase.” During the Funding Phase, you may make additional investments in your Account and take withdrawals from your Account. You are responsible for managing your withdrawals during the Funding Phase. When your Account

Value falls below a specified minimum amount, the Payout Phase begins and you no longer have an Account Value. During the Payout Phase of the Certificate (if any), we make fixed guaranteed annual annuity payments to you for as long as you live. Your Certificate provides that the Payout Phase occurs only under certain conditions as described in this prospectus and in your Certificate.

When you purchase a Certificate, we establish a guarantee amount called the “Withdrawal Guarantee.” This is the maximum amount you will be permitted to withdraw each year from your Account after you reach the age of 60 without reducing the Withdrawal Guarantee. The initial Withdrawal Guarantee is established when we issue to you your Certificate (the date on which we issue the Certificate is called the “Certificate Date”) and is equal to your Account Value on that date, multiplied by the “Withdrawal Guarantee Factor.” The Withdrawal Guarantee Factor is currently 5%. The amount of the Withdrawal Guarantee may increase or decrease as described below as a result of subsequent adjustments.

We will begin making annuity payments to you in accordance with the “Guaranteed Income” provision of the Certificate if and when withdrawals from your Account (within the limits of the Certificate) and/or poor investment performance reduce your Account Value below the Withdrawal Guarantee or a minimum Account Value specified in your Certificate (the greater of these two amounts is called the “Minimum Amount”), or if the Participant (or younger Joint Participant, if any) reaches the maximum annuity age specified in the Certificate (this is referred to as the “Maximum Annuity Age”). Payments under the Guaranteed Income provision (referred to as “Guaranteed Income”) are calculated annually based on the amount of your Withdrawal Guarantee (unless the “Base Income” provision of the Certificate described below would provide a larger payment than the Withdrawal Guarantee, in which case we will make payments to you under the Base Income provision). Guaranteed Income payments will continue until the death of the Participant(s).

How do I purchas e a Certificate? How Does It Relate to AssetMark Investment Services?

You may purchase a Certificate when you first open your AssetMark Account or at any time thereafter (prior to your or the younger Joint Participant’s age 84). The minimum size of your AssetMark Account in order to purchase a Certificate is $50,000 for mutual fund wrap accounts and $100,000 for exchange traded fund wrap accounts. (The two different types of wrap accounts are discussed below. See “Management of Your AssetMark Account” on page     .) The Certificates are issued in accordance with the terms of the Contract issued by us to AssetMark. The Contract is a group guaranteed income annuity contract. We will not issue Certificates to Owners (other than in the case of an IRA) whose Account Values are greater than $2,000,000 without the approval of our Home Office (as set forth in the Certificate). Similarly, we will not accept additional contributions if such contributions would increase the Account Value to greater than $2,000,000, without the approval of our Home Office.

The Certificate is purchased under the Contract by AssetMark advisory clients participating in the AssetMark Program. You may elect to purchase a Certificate pursuant to the Contract with AssetMark by completing an election form or other form authorized by us. If this form is accepted by us at our Home Office, we will issue a Certificate to you describing your rights and obligations.

Designated Asset Allocat ion Models

This is a list of the currently available professional asset managers or “strategists” who each provide a specific Asset Allocation Model for each risk return profile (“Profile”) in mutual fund and exchange traded fund wrap accounts as shown. By selecting one of these strategists, you are selecting an approved Asset Allocation Model available with the Certificate.

For Mutual Fund Wrap Accounts, Profiles 3 and 4:

•	Goldman Sachs Asset Management

•	Litman/Gregory Asset Management (without AssetMark mutual funds)

•	Litman/Gregory Asset Management (with AssetMark mutual funds)

•	PanAgora Asset Management

•	Standard & Poor’s

•	UBS (Standard model)

•	UBS (Hedged model)

•	Wilshire (Global model)

•	Wilshire (Domestic model)

•	Wilshire (Hedged model)

Exchange Traded Fund Wrap Accounts, Profiles 3 and 4:

•	Breen Financial Corp.

•	New Frontier Advisors

•	OAM Avatar

•	Standard & Poor’s

RISK FACTORS

Your Account may p erform well enough so that you may not need the guarantee.

The assets in your Account must be invested in accordance with one of the designated Asset Allocation Models. The Asset Allocation Models are developed and managed by professional investment firms or “strategists” who are selected through a due diligence process, and the Models are designed to reduce volatility and provide long-term growth. The Asset Allocation Models, together with the limits on the amount you may withdraw annually without reducing your Withdrawal Guarantee, are intended to minimize the risk to the Company that your Account Value will be reduced below the Minimum Amount before the Participant(s) dies. Accordingly, a significant risk against which the Certificate protects, i.e., that your Account Value will be reduced below the Minimum Amount by withdrawals (within the limits of the Certificate) and/or poor investment performance and that you live beyond the age when your Account value is reduced below the Minimum Amount, is likely to be small. In this case, you would have paid us Asset Charges for the life of your Certificate and received no payments in return.

You may die bef ore receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely due to an accident, a disease or other causes, and thus never receive any payments under the Certificate. This Certificate is designed to provide protection in many cases to clients who live beyond life expectancy. However, you do not have to live beyond life expectancy to receive payments under the Certificate, and conversely, living beyond your life expectancy does not guarantee payments from us.

Credit risk of your assets

The assets in your Account are owned by you and not us. We have no control over any of the assets in your Account. The assets in your Account are not subject to our creditors. However, assets in your Account may be subject to being directly attached by your creditors. You may at any time sell the assets in your Account in your complete and sole discretion, and without any permission from us. There is a risk that if you pledge the assets in your Account as collateral for a loan and the value of the assets in your Account decrease in value, your creditor may liquidate assets in your Account to pay the loan (a “margin call”). The margin call will be a Withdrawal from your Account and it may reduce your Withdrawal Guarantee. Using the assets in your Account as collateral for a loan, therefore, may cause you to lose the protection afforded by the Certificate.

Early Withdrawals and Excess Withdrawals may substantially reduce your guarantees.

Certain types of withdrawals reduce your Withdrawal Guarantee. Examples are shown in the “How are Decreases to the Withdrawal Guarantee calculated?” section of this prospectus. The consequences of withdrawing more than the Withdrawal Guarantee in a given year after the Withdrawal Exercise Date (“Excess Withdrawals”) may be especially severe as your Account Value declines.

You ma y choose to cancel your Certificate prior to a severe market downturn.

The Certificate is designed to protect the Participant(s) from outliving the assets in your Account. If you terminate the Certificate before reaching the Payout Phase, we will not make payments to you, even if subsequent market performance reduces your Account Value below what had been the Minimum Amount when your Certificate was in force.

Tax C onsequences

[To be completed by Pre-effective Amendment.]

T hird parties may allege intellectual property rights.

We believe this product has new and innovative features. We have filed a patent application with the United States Patent and Trademark Office seeking patent protection for such features. The filing of a patent application does not guarantee that a patent will be issued. In addition, third parties may allege similar intellectual property rights.

THE CERTIFICATE

The Certificate is a group guaranteed income annuity certificate offered to investment advisory clients of AssetMark. While AssetMark is not your personal advisor, AssetMark is a registered investment advisor that offers a series of investment options available in the AssetMark Investment Services Program (the “AssetMark Program”). Certificates are offered to clients of AssetMark whose assets are invested in an AssetMark Account under the AssetMark Program in accordance with designated Asset Allocation Models. The Certificates are designed for AssetMark clients who intend to use the investments in their AssetMark Account as the basis for a withdrawal program to provide income payments for retirement or for other purposes.

As the owner of the group Contract under which the Certificates are offered, AssetMark is the entity responsible for managing the Asset Allocation Models in accordance with which the assets in your Account must be managed, and for administering the Account on your behalf. This responsibility includes obtaining your instructions as to the income election, if any, by the Maximum Annuity Age as specified in your Certificate. AssetMark is also responsible for deducting and paying to us the Asset Charges assessed under the Certificate, and transferring to us your Account Value at the time the Certificate Owner elects an income option. AssetMark maintains the Account on your behalf. AssetMark is an affiliate of the Company, but we do not manage your Account.

The Certificate provides for a guaranteed income over the remaining life of the Participant (or, if applicable, Joint Participants), based on the Withdrawal Guarantee, should the Account Value drop below the specified Minimum Amount. Provided all contractual terms have been satisfied, we will make continuing payments for the lifetime of the Participant (or, if applicable, for the lifetimes of the Joint Participants) in the form of fixed annuity payments equal to the Guaranteed Withdrawal, or the Base Income amount if greater.

MANAGEMENT O F YOUR ASSETMARK ACCOUNT

The Certificate is designed for AssetMark investment advisory clients who intend to use the investments in their AssetMark Account under the AssetMark Program as a basis for periodic withdrawals (such as a systematic withdrawal program involving regular annual withdrawals of a certain percentage of the Account Value) to provide income payments for retirement or other purposes.

We are not an investment advisor and do not provide investment advice to you in connection with your Certificate. For more information about the AssetMark Program, you should talk to your Advisor or representative and review the materials they provide concerning the AssetMark Program.

The Certificate provides supplemental protection relating to your AssetMark investments by ensuring that, regardless of how your investments actually perform or the actual value of your investments when you begin your withdrawal program from your AssetMark Account for retirement or other purposes, you will receive predictable income payments for as long as you live.

The AssetMark Program is offered through investment advisors and broker-dealers (each, an “Advisor”) who act as the individual investment advisor for a client. The Advisor evaluates the client’s needs and objectives and recommends a “Risk-Return Profile,” and may consult with the client concerning the client’s participation in the AssetMark Program. The Advisor may also recommend a specific strategist (the role of the “strategists” is discussed below).

There are two Risk-Return Profiles — Risk-Return Profile 3 and Risk-Return Profile 4 — that are designated for use with the Certificate. These two Risk-Return Profiles are designed with several goals in mind. Risk-Return Profile 3 is designed as a “balanced growth” asset allocation, with a long term rate of return objective of the Consumer Price Index (CPI) plus 7%. Risk-Return Profile 4 is designed as a “growth” allocation, with a long term rate of return objective of the CPI plus 8%. (These rate of return goals are gross, not net of fees charged to your Account.)

The assets in your Account are managed through an Asset Allocation Model recommended by a professional investment management firm (a “Strategist”) hired by AssetMark. Neither we nor the provisions of the Certificate determine or direct the management of the investments in your Account. Investments in the various Asset Allocation Models are the same whether or not a client purchases the Certificate. If you cancel your Certificate but choose to remain in the Asset Allocation Model you previously selected, no change will occur to the Model solely because you canceled your Certificate with us.

Strategists generally utilize either strategic (passive) or tactical (active) asset allocation. Each of the Strategists provides a range of Asset Allocation Models that correspond to one or more of six Risk-Return Profiles, ranging from conservative to aggressive. The goal is to provide clients with a variety of Asset Allocation Models for attaining the client’s investment objectives.

Two of the Profiles — Risk-Return Profile 3 and Risk-Return Profile 4 — are eligible for use with the Certificate. You and your Advisor must review each Strategist’s style prior to making the election of which Model(s) to follow in your own investment portfolio under the AssetMark Program. Each of the Strategists is evaluated periodically (typically quarterly) by AssetMark and its Investment Oversight Committee to assess if the Strategist is performing its role of allocating assets properly. From time to time, AssetMark adds and removes Strategists to the AssetMark Program. You are required to maintain your Account in an Asset Allocation Model of one of the currently approved Strategists in the AssetMark Program.

A table is set forth below which shows each Strategist available for each Profile, and the asset classes through which each Strategist implements each available Asset Allocation Model. The Asset Allocation Models may be implemented through investments in either mutual funds or exchange traded funds, and Asset Allocation Models are shown for both.

	MUTUAL FUNDS
	Strategist	U.S. Eq.	Int’l Eq	Emg Mkts	U.S. Bonds	Int’l Bonds	Emg. Bonds	REITs	Cash	Other
Profile 3	Goldman Sachs Asset Management	30.5%	27.0%	4.0%	6.5%	21.0%	2.0%	5.0%	2.0%	2.0%
	Litman/Gregory Asset Management	49.0%	13.0%		27.0%		6.0%		2.0%	3.0%
	Litman/Gregory Asset Mgt AM Funds	50.0%	13.0%		26.0%		6.0%		2.0%	3.0%
	PanAgora Asset Management	40%	17.0%		38.0%			3.0%	2.0%
	Standard & Poor’s	56.0%	9.0%		33.0%				2.0%
	UBS Standard	48.1%	13.1%	0.7%	29.6%	6.0%			2.5%
	UBS Hedged	39.0%	13.0%		9.3%	2.7%			2.0%	34.0%
	Wilshire (Global)	42.0%	23.0%		30.0%			3.0%	2.0%
	Wilshire (Domestic)	65.0%			30.0%			3.0%	2.0%
	Wilshire Hedged	42.0%	23.0%		24.7%			3.0%	2.0%	5.3%
Profile 4	Goldman Sachs Asset Management	37.0%	35.5%	5.0%		11.0%	2.0%	5.5%	2.0%	2.0%
	Litman/Gregory Asset Management	62.0%	16.0%		12.0%		5.0%		2.0%	3.0%
	Litman/Gregory Asset Mgt AM Funds	62.0%	16.0%		12.0%		5.0%		2.0%	3.0%
	PanAgora Asset Management	51.0%	21.0%		23.0%			3.0%	2.0%
	Standard & Poor’s	68.0%	10.0%	2.0%	18.0%				2.0%
	UBS Standard	58.7%	16.5%	0.6%	19.2%	2.6%			2.4%
	UBS Hedged	50.0%	17.0%		3.9%	1.1%			2.0%	26.0%
	Wilshire (Global)	49.0%	26.0%		20.0%			3.0%	2.0%
	Wilshire (Domestic)	75.0%			20.0%			3.0%	2.0%

	EXCHANGE TRADED FUNDS
	Strategist	U.S. Eq.	Int’l Eq.	Emg Mkts.	U.S. Bonds	Int’l Bonds	Emg. Bonds	REIT’s	Cash	Other
Profile 3	Breen Financial Corp	49.1%	8.5%		40.3%				2.0%
	New Frontier Advisers	29.0%	23.0%	4.0%	36.0%			6.0%	2.0%
	OAM Avator	48.9%	9.9%		39.8%				1.4%
	Standard & Poor’s	56.0%	9.0%		33.0%				2.0%
Profile 4	Breen Financial Corp	73.5%	14.3%		10.2%				2.0%
	New Frontier Advisers	37.0%	29.0%		21.0%			6.0%	2.0%
	OAM Avator	63.7%	9.9%		24.8%				1.6%
	Standard & Poor’s	68.0%	10.0%		18.0%				2.0%

Each Strategist may change its Asset Allocation Model, such as by revising the percentages allocated to various asset classes and investments in your Account. When your Asset Allocation Model is updated, AssetMark will reallocate your Account Value in accordance with any changes to the Model you have selected. This means the allocation of your Account Value, and potentially the portfolios and securities, in which you are invested, will change, and your Account Value will be reallocated among the portfolios and securities in your updated Model. If you do not accept the changes to your selected Model, your participation in your Certificate will terminate and your guarantee will be reduced to zero.

If a Strategist makes a change which causes the Asset Allocation Model to no longer fall within a specific profile, then, within 90 days of receipt of notice, you must change to another Asset Allocation Model currently available within the Profile you selected at the time the Certificate was issued. If you do not select another Asset Allocation Model within the notice period, your Certificate will terminate.

You may change to any other approved Strategist as permitted by AssetMark. However, your assets must remain invested in the Profile you selected at the time the Certificate was issued. We reserve the right to allow you to move between Profiles in the future.

Models using strategic asset allocation are generally rebalanced on a quarterly or annual basis. Models using tactical asset allocation are rebalanced in accordance with the Strategist’s perception of changes in market conditions. Rebalancing of tactical Models could take place more or less frequently than quarterly. If you do not approve of changes made by the Strategist, you may still keep your Withdrawal Guarantee if you switch to another approved Asset Allocation Model. A Certificate Owner is permitted to switch portfolios within their

Profile, including switching between mutual fund and exchange traded fund wrap accounts, so long as the changes meet AssetMark’s account minimums. Certificate Owners are not permitted to switch between Profiles.

The Asset Allocation Models created by the Strategists are subject to the same risks faced by similar asset allocation models offered in the market, including, without limitation, market risk (the risk of an overall down market), interest rate risk (the risk that rising or declining interest rates will hurt your investment returns) idiosyncratic risk (the risk that an individual asset will hurt your returns) and concentration risk (the risk that due to concentrations in a certain segment of the market which performs poorly, your returns are lower than the overall market). The asset allocation models may not achieve their long term rate of return goals regardless of whether or not you purchase the Certificate.

AssetMark is responsible for Account administration, fee deductions, and performance reporting. AssetMark provides you and your Advisor with written descriptions of each of the Strategists, an overview of the firm’s key personnel, and a summary of the prior performance of each Model. AssetMark has software applications which provide your Advisor with the capability of directly monitoring its client accounts, downloading information concerning changes in the AssetMark Program, and accessing current information relating to the AssetMark Program. You are provided with custodial reports from an independent third-party custodian and quarterly performance reports.

Your Advisor provides the specific advice to you concerning the choice of Strategist(s) and Model(s) to be chosen for you. Your Advisor and/or you retain discretion to choose the Strategist(s), the Model(s) from the approved list of Asset Allocation Models in order to maintain the Withdrawal Guarantee and the initial Risk Return Profile. You should understand, however, that applicable Federal and state laws and regulations relating to broker-dealers and insurance agents may preclude your Advisor from providing advice to you regarding the Certificate.

You should understand that the Model(s) in which you are invested may change, and your investments may be required to be reallocated accordingly through purchases and/or sales of your investments. The reallocation transactions may have tax consequences. The amount of your guaranteed income payments will not be reduced if your investments are reallocated in accordance with the revised Model. However, the amount of your guaranteed income payments will be reduced or your Certificate may terminate if some of your investments are reinvested in a manner that is not in accordance with the revised Model (or another approved Model).

THE FUNDIN G PHASE OF THE CERTIFICATE

As stated previously in this prospectus, the Certificate has two phases: a “Funding Phase” and “Payout Phase.” The Funding Phase is described in the following section of this prospectus.

Important definitions you will need to understand are the following: “Withdrawals” are any withdrawals from your Account that are not shown in the Certificate as a “Withdrawal Exception.” Amounts you may withdraw pursuant to the Withdrawal Guarantee are “Guaranteed Withdrawals.”

The Funding Phase begins on the Certificate Date, which is the date your Certificate is issued by us. There are several important aspects of the Funding Phase you should understand. They are:

•	Determination of the Birthday and the Withdrawal Exercise Date

•	Calculation of the initial Withdrawal Guarantee

•	Calculating changes to your Withdrawal Guarantee

•	Computing your Asset Charge

•	Managing your Withdrawals

•	Determining if and when the Payout Phase of your Certificate will begin.

How are the Birthday and the Withdrawal Exercise Date Calculated?

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If you are the sole Owner and Participant, the Birthday is the anniversary of your date of birth each year. If there is also a Joint Participant, the Birthday is the anniversary of the date of birth of the younger person. If the younger Joint Participant dies before the other Participant, the Birthday does not change.

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The Withdrawal Exercise Date is the date you reach the Withdrawal Age. For AssetMark Account owners, the Withdrawal Age is 60. On or after the Withdrawal Exercise Date, you may begin to take Guaranteed Withdrawals from your Account. The Withdrawal Exercise Date will be listed on your Certificate.

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If you are the sole Owner and Participant under the Certificate, the Withdrawal Exercise Date is your 60th birthday. If you passed your 60th birthday before you purchased your Certificate, the Withdrawal Exercise Date is the Certificate Date.

•	If there is a Joint Participant (who must be the spouse of the other Participant) on the Certificate, the Withdrawal

Exercise Date is the 60th birthday of the younger person. If the younger person passed their 60th birthday before the Certificate was purchased, the Withdrawal Exercise Date is the Certificate Date.

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Once a Certificate is issued, we will not change the stated Withdrawal Exercise Date other than for error correction. We reserve the right to increase the Withdrawal Age for Certificates not yet issued.

How is the Initial Withdrawal Guarantee Calculated?

What is the Withdrawal Guarantee?    The Withdrawal Guarantee is the amount that you may withdraw from your Account each year after age 60 without reducing the guaranteed minimum lifetime income. Understanding and managing the Withdrawal Guarantee has a direct impact on the amount of annuity payments (if any) we will pay to you in the Payout Phase under the Certificate. You should pay very close attention to the Withdrawal Guarantee over the life of your Certificate and understand how it is computed and how it can increase and decrease. Such calculations are described in the following sections.

What is the Withdrawal Guarantee Factor?    The Withdrawal Guarantee Factor is currently 5%. This Factor may be a percentage or mathematical formula used, along with your Account Value, to determine your Withdrawal Guarantee. We reserve the right to change the Factor on January 1st of each year. You will be provided at least 30 days prior notice of any changes. If there is a Withdrawal Guarantee Factor change, calculations using this new Factor will be compared to the current Withdrawal Guarantee. If the result is lower, you will retain your current Withdrawal Guarantee, not withstanding any Early Withdrawals or Excess Withdrawals.

What is a Withdrawal Year?    You must have reached age 60 to have a Withdrawal Year. Once you reach age 60, a Withdrawal Year is the year between two Birthdays. It is the period during which you can take Guaranteed Withdrawals.

What is a Valuation Day?    We perform calculations for your Certificate only on days when the New York Stock Exchange (“NYSE”) is open for trading. These days are referred to as Valuation Days. Your Account will be invested in assets that are publicly traded on the NYSE or other markets. If for some reason one of your investments does not trade on a particular Valuation Day, we will not perform calculations until the next Valuation Day.

Your initial Withdrawal Guarantee is equal to the Account Value on your Certificate Date multiplied by the Withdrawal Guarantee Factor.

Example:    Assume in the following example that you are the sole Owner and Participant and that you are invested in Profile 3 with an Account Value of $500,000. In this case, your initial Withdrawal Guarantee is:

The Account Value: $500,000, multiplied by, the Withdrawal Guarantee Factor of 5%;

For an Initial Withdrawal Guarantee of $25,000.

May I start taking Guaranteed Withdrawals Immediately?    If you are over age 60 when the Certificate is issued, you may begin to take Guaranteed Withdrawals immediately or at anytime thereafter. In that case, if you take Withdrawals before your next Birthday, you are limited to an amount proportional to the number of days until your next Birthday.

Example:    Assume in the following example that you are the sole Owner and Participant and that you are invested in Asset Allocation Model 3 with an Account Value of $500,000. Also assume that today is March 31st, that your Birthday is July 1st and that you are currently over 60 years old.

Your initial Withdrawal Guarantee is:

$500,000, multiplied by 5%;

for an initial Withdrawal Guarantee of $25,000.

If you wish to take Guaranteed Withdrawals before your next Birthday, you may take the following amount:

Withdrawal Guarantee of $25,000, multiplied by;

91 days until your next birthday, divided by

360, equals $6,319.44 in Guaranteed Withdrawals you may take until your next Birthday.

You may take this $6319.44 amount at anytime before your next Birthday. In the years following your first Birthday, you may take the full $25,000 amount of Guaranteed Withdrawals at any time during the year.

How are Incr eases to the Withdrawal Guarantee calculated?

Increases may occur only on your Birthday.     Increases to the Withdrawal Guarantee can occur as a result of additional investments in your Account that you make and by positive investment performance by your Account. Each year on your Birthday, we will perform a calculation to see if your Withdrawal Guarantee is increased. If your Account Value, multiplied by the then current Withdrawal Guarantee Factor, equals an amount greater than your current Withdrawal Guarantee, we will increase your Withdrawal Guarantee to the higher amount. Once this increase occurs, your new Withdrawal Guarantee can decrease only as set forth in the “How are Decreases to the Withdrawal Guarantee calculated?” section below.

Example:    Assume in the following example that you are the sole Owner and Participant, that your initial Account Value was $500,000 and that your initial Withdrawal Guarantee was $25,000. Assume further that as a result of additional investments you have made, Guaranteed Withdrawals you have taken, gains and losses in your Account and the various fees you have paid from your Account, your current Account Value on your next Birthday is $600,000.

Your new Withdrawal Guarantee would be:

The greater of your prior Withdrawal Guarantee of $25,000 and,

Your current Account Value $600,000, multiplied by;

The Withdrawal Guarantee Factor 5%; equaling $30,000.

Since $30,000 is greater than $25,000, your new Withdrawal Guarantee is $30,000.

Other Increase s in the Withdrawal Guarantee

Your Certificate may contain several endorsements, which are additional features included in the price of the Certificate. Each of the endorsements may serve to increase your Withdrawal Guarantee on your Birthday, so long as you have not taken a Withdrawal from your Account since your Certificate Date.

On the Birthday, if no Withdrawals have been taken since the Certificate Date, the Withdrawal Guarantee will be the greatest of these three amounts: (1) the Withdrawal Guarantee computed as described above, (2) the Withdrawal Guarantee due to the step-up feature, and (3) the Withdrawal Guarantee due to increasing Withdrawal Guarantee Factors. Items 2, 3 and 4 are explained below:

Step-Up Feature:

The Withdrawal Guarantee is equal to the total Guarantee that each individual Addition to your Account would make if treated separately, multiplied by 5% annual simple interest based on the time since the Addition was made.

Example:    Assume that since your Certificate Date was March 1st of this year, and that your initial Account Value was $100,00 and subsequent Additions of $10,000 and $20,000 were made on April 1st and May 1st respectively; and that your Birthday is June 1st. On your Birthday, the new Withdrawal Guarantee would be:

Sum of individual Additions (including original payment) x Withdrawal Guarantee Factor, plus sum of each individual Addition’s Withdrawal x daily simple interest %x number of days

$100,000 x 5% = $5,000

$5,000 x 0.013698% x 91 = $62.33

$10,000 x 5% = $500

$500 x 0.013698 x 60 = $4.11

$20,000 x 5% = $1000

$1000 x 0.013698x30 = $4.11

Withdrawal Guarantee = $5,566.44

Increasing Withdrawal Guarantee Factors:

The new Withdrawal Guarantee is equal to the total Additions to your Account multiplied by the Withdrawal Guarantee Factor of 6% if you have reached the ages of 70 to 79, or the Withdrawal Guarantee Factor of 7% if you have reached the age of 80 or greater.

Example:

Assume that you have made $130,000 of total Additions to your Account and that this year on your Birthday you will be 70 years old. You new Withdrawal Guarantee will be

Total Additions x 6%

$130,000 x 6% = 7,800

Note that all these examples assume that you have taken no Withdrawals since the Certificate Date.

How are Decreases to the Withdrawal Guarantee calculated?

Your Withdrawal Guarantee will decrease for two specific types of Withdrawals: (1) an Early Withdrawal and (2) an Excess Withdrawal.

What is an Early Withdrawal?    An Early Withdrawal is any Withdrawal prior to age 60. Early Withdrawals may significantly lower your Withdrawal Guarantee; therefore, you should carefully consider your decision to take Withdrawals prior to age 60. The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any Withdrawals or other types of transactions involving your Account Value.

If your Certificate is issued after age 60, you do not have to be concerned about an Early Withdrawal.

Each time you make an Early Withdrawal, your Withdrawal Guarantee will be reduced to the lower of: (1) an amount equal to the Withdrawal Guarantee you would have if you bought a new Certificate on the day of the Early Withdrawal and (2) your prior Withdrawal Guarantee. Here is an example:

Example:    Assume for this example that you purchased the Certificate at age 57 and that you are now age 58. Assume further that your current Withdrawal Guarantee is $10,000 and that your Account Value yesterday was $215,000. Your withdrawal today was $25,000 and your Account Value at the end of the day today is $189,000 (a reduction being the result of the Withdrawal and investment losses of $1,000).

Because you are under age 60, this is an Early Withdrawal. Your adjusted Withdrawal Guarantee will be the lower of:

(1)	Account Value $189,000, multiplied by; the then current Withdrawal Guarantee Factor of 5%, equaling $9,450, and;

(2)	Withdrawal Guarantee yesterday $10,000

Because $9450 is less than $10,000, your new Withdrawal Guarantee will be $9450.

What is an Excess Withdrawal?    Once you are age 60 or more, an Excess Withdrawal occurs each time you Withdraw more in a Withdrawal Year than your Withdrawal Guarantee. An Excess Withdrawal may substantially reduce your Withdrawal Guarantee. You should carefully consider the consequences of Excess Withdrawals. The Certificate does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any Withdrawals or other types of transactions involving your Account Value.

Each time you make an Excess Withdrawal, your Withdrawal Guarantee will be reduced to the lower of: (1) an amount equal to the Withdrawal Guarantee you would have if you bought the Certificate new on that day and (2) your prior Withdrawal Guarantee. The example below is similar to the Early Withdrawal example, but because you are over age 60 and are permitted to take Guaranteed Withdrawals, there is a slight difference.

Example:    Assume that your current Withdrawal Guarantee is $20,000 and that your Account Value yesterday was $390,000. Assume also that while you have not taken any Withdrawals since your last Birthday, you decide to take a $30,000 Withdrawal today. This is an Excess Withdrawal of $10,000. If your Account Value at the end of the day today is $360,000, your new Withdrawal Guarantee will be:

The lower of:

(1)	Account Value $360,000, multiplied by; the then current Withdrawal Guarantee Factor of 5%, equaling $18,000, and;

(2)	Withdrawal Guarantee yesterday $20,000

Since $18,000 is lower than $20,000, your new Withdrawal Guarantee will be $18,000.

In the case of an Early Withdrawal or an Excess Withdrawal, you will have 30 days to restore the Withdrawal Guarantee to the amount that was in effect prior to the Early or Excess Withdrawal. To do so, you must do the following:

(1)	make additional payments to your Account equal to or greater than the Early or Excess Withdrawal amount; and

(2)	request that we restore your Withdrawal Guarantee.

What are some thi ngs to consider in managing my Withdrawals from my Account?

There are many factors that will influence your decision of when to take Withdrawals from your Account, and in what amount. No two investors’ situations will be exactly the same. You should carefully weigh your decision to take Withdrawals from your Account, the timing of the Withdrawals and their amount. You should consult with your Advisor and a tax advisor.

In addition to the advice you receive, here are a few things to consider. First, Early Withdrawals and Excess Withdrawals will reduce your Withdrawal Guarantee. The reduction may be substantial, especially if your Account Value is significantly lower than it was when the Withdrawal Guarantee was last computed or adjusted. Consider if you have other sources of income, especially non-guaranteed income, before making such Withdrawals.

Second, once your are ready to take Guaranteed Withdrawals from your Account, consider setting up a quarterly, monthly or other systematic withdrawal program through your Advisor, custodian or other service provider. Doing so may help limit the risk that you will make an Excess Withdrawal. You may plan to update the systematic withdrawal each year on your Birthday in case your Withdrawal Guarantee has increased.

Third, consider the timing of taking any Withdrawals. Because your Withdrawal Guarantee can increase on your Birthday and is generally based on the Account Value and the Withdrawal

Guarantee Factor, the higher your Account Value is on your Birthday, the more likely you will be to receive an increase in your Withdrawal Guarantee. You might have a higher Withdrawal Guarantee if you defer the Withdrawal until after your Birthday.

ASSET CH ARGES

After you purchase your Certificate, you are required to pay the Asset Charge. The Asset Charge is set forth in your Certificate, and is based on the Asset Allocation Model in accordance with which the assets in your Account are invested, as well as whether you purchase the Certificate with yourself designated as the sole Participant, or with you and your spouse designated as Joint Participants. AssetMark will deduct the Asset Charge quarterly as a separate charge from your Account and remit it to us. The sale or transfer of investments in your AssetMark Account to pay the Asset Charge will not be treated as a Withdrawal for purposes of determining the Withdrawal Guarantee.

The Asset Charge is computed and collected by AssetMark on the same schedule and in the same manner as it collects advisory fees for your Account. As of the Certificate Date, we will assess a full quarterly Asset Charge. AssetMark will deduct this full amount at the end of the month. At the beginning of the next quarter, we will assess a quarterly Asset Charge, in advance, based on the average Account Value during the previous quarter. This may result in a slightly lower Charge for Certificates which were in force for only part of the prior quarter, to compensate for the full quarterly fee billed in advance when the Certificate was purchased.

Set forth below are examples of how the initial and subsequent Asset Charge is computed.

Example:    Assume that you are the sole Owner and Participant with a Certificate Date of February 14, and an initial Account Value of $100,000. Assume also that the Asset Charge is 1.00% annually (0.25% quarterly).

You will be billed for the initial $250 full quarterly Asset Charge at the end of February: Initial Account Value ($100,000) * Asset Charge (1.00%) / 4 = $250.

At the end of March, you will be charged in advance for the second quarter of the year, based on the average Account Value during the first quarter. If your Account Value was constant each day through March 31 at $100,000, your average balance for the first quarter would be $50,000, as the Account was only open for one-half of the first quarter. Thus your Asset Charge for the second quarter would be: Average Account Value ($50,000) * Asset Charge (1.00%) / 4 = $125.

Thereafter, the Asset Charge would be calculated against the average Account Value for the entire prior quarter. If you pay the quarterly Asset Charge and then cancel your Certificate during the quarter, we will refund to you the portion of that quarter’s Asset Charge which is equal to the number of days remaining the in the quarter.

The current Asset Charge, as a percentage of the Account Value of a Certificate, is:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	1.00%	1.50%
Joint Participants (provides protection during the life of two spouses)	1.25%	1.75%

Converting these charges to a dollar fee per $1,000 of Account Value:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	$10.00	$15.00
Joint Participants (provides protection during the life of two spouses)	$12.50	$17.50

The guaranteed maximum Asset Charge is:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	1.25%	1.75%
Joint Participants (provides protection during the life of two spouses)	1.50%	2.00%

Converting these charges to a dollar fee per $1,000 of Account Value:

	For Asset Allocation Models Corresponding To Risk Return Profile 3	For Asset Allocation Models Corresponding To Risk Return Profile 4
Single Participant	$12.50	$17.50
Joint Participants (provides protection during the life of two spouses)	$15.00	$20.00

Will I pay the same amount (in dollars) for the Withdrawal G uarantee every quarter?

Only if your average Account Value multiplied by the Asset Charge percentage is exactly the same amount (in dollars) every quarter will your actual fee remain constant. Because the amount (in dollars) you pay us for the Withdrawal Guarantee varies based in part on your Account Value, it will likely change from quarter to quarter. Here are several examples:

Example:    Assume in the following example that you are the sole Owner and Participant and that you are invested in Asset Allocation Model 3 with an average Account Value of $500,000. In this case, your quarterly Asset Charge for the Withdrawal Guarantee would be:

$500,000, multiplied by 1.00% divided by 4; for a quarterly Asset Charge of $1,250.

Example, continued:    Assume that over the next quarter due to Guaranteed Withdrawals and due to poor market performance of the assets in your Account, your average Account Value for the quarter was $400,000.

The quarterly Asset Charge for the Withdrawal Guarantee for the following quarter would be:

$400,000 multiplied by 1.00% divided by 4; for a quarterly Asset Charge of $1,000.

Example, continued:    Assume now that over the next quarter you take no Withdrawals, but your average Account Value, due to Additions and good market performance, rises to $600,000 for the quarter.

The quarterly Asset Charge would be:

$600,000 multiplied by 1.00% divided by 4; For a quarterly Asset Charge of $1,500.

You should note that in these scenarios, your Withdrawal Guarantee would not decline even though the Account Value declined, because there was no Early Withdrawal or Excess Withdrawal. However, because the Asset Charge is computed based on your average Account Value and not on the amount of the Withdrawal Guarantee, the fee you pay will go down when the Account Value declines. Similarly, when your Account Value and Asset Charge go up on a quarterly computation date, unless that date is a Birthday, your Withdrawal Guarantee would not increase.

We reserve the right to change the Asset Charge. We will send you advance written notice of such change at least 30 before the change becomes effective. Charges will be assessed on the weighted average of the Account Value on the day of the change at the old rate, and Additions at the new rate from the point of the Addition forward.

Will the fees I pay for advice, custody and other services impact my Account Value and the guarantees under my Certificate?

Yes, they might. The provisions of your Certificate allow for a certain percentage of your Account Value to be paid each year for advisory, custodial and other services without being considered a Withdrawal (the “Withdrawal Exception”). However, if your actual fees for advice, custody and other services exceed this amount, the excess is considered a Withdrawal. Currently, the Withdrawal Exception percentage for such items is 1.50%. We monitor the fees you pay and compare it to this percentage to see if you have exceeded the permitted amount. The dollar amount of the Withdrawal Exception percentage is computed each quarter in the same manner as the Asset Charge is calculated.

This means that if you are under age 60 and you exceed the Withdrawal Exception percentage for the year, you will, in effect, have an Early Withdrawal. If you are age 60 or over and exceed the Withdrawal Exception percentage, you will have, in effect, an Excess Withdrawal if you also take the full Withdrawal Guarantee that year. Both Early and Excess Withdrawals reduce your Withdrawal Guarantee. Here is an example of the Withdrawal Exception:

Example:    Assume in the following example that for the current quarterly billing cycle your average Account Value was $500,000 and that for the quarter you paid $1,750 for advisory, custodial and other fees. Assume further that the Withdrawal Exception percentage listed on your Certificate is 1.50%.

In this case, the amount of the Withdrawal Exception for the quarter is:

Average Account Value ($500,000), multiplied by the Withdrawal Exception percentage (1.50%) divided by 4 (to compute a quarterly amount), equaling $1,875. Since $1,750 is less than $1,875, you have not exceeded the Withdrawal Exception. Had your advisory, custodial and other platform fees exceeded $1,875, every dollar over that amount would count as a Withdrawal.

PAYOU T PHASE UNDER THE CERTIFICATE

In the Payout Phase, there are two types of income provisions available under the Certificate. You may elect only one and not both. They are the Guaranteed Income and Base Income provisions. In both cases, your Account Value is transferred to the Company as the premium payment for a fixed income annuity (“Annuity”) issued by the Company.

What is Gu aranteed Income? When will I receive payments?

You will begin to receive Guaranteed Income payments from us after your Account Value is transferred to us as your premium payment to us on the Annuity Exercise Date. There are three ways to reach the Annuity Exercise Date: (1) your Account Value falls below your Withdrawal Guarantee, (2) your Account Value falls below the Account minimum set by AssetMark for your Account or (3) you or the younger Joint Participant, if any, reach age 100. In each case there will be a 30 day Notice Period after the Annuity Exercise Date, during which you can still cancel your Certificate. If you do not cancel your Certificate, your entire Account Value will be paid to us at the end of the Notice Period. You will then receive lifetime annual income payments equal to the Withdrawal Guarantee. You or your named beneficiary are guaranteed to receive the premium amount back in the form of income payments even if you were to die before such payments occur (“return of premium”).

The three scenarios triggering Guaranteed Income payments (or Base Income Payments if the Base Income is greater than the Guaranteed Income payment would be) are described below:

When your Account Value falls below the Withdrawal Guarantee.    On the first Valuation Day where your Account Value falls below the current Withdrawal Guarantee, a 30 day Notice Period will begin in anticipation of paying us your premium on the Latest Annuity Date (the date ending 30 days after the Annuity Exercise Date). We will provide you written notice of the Notice Period. You do not need to reply to us if you wish to continue to the Payout Phase at the end of the Notice Period. In taking no action, you will allow this to occur automatically. Only if you wish to cancel your Certificate do you need to contact us. Or, you may instead contact AssetMark to cancel the Certificate.

At the end of the Notice Period, regardless of whether your Account Value increased or decreased during the Notice Period, your Account Value will be paid to us as premium. Your Guaranteed Income is established on that day and is equal to the Withdrawal Guarantee on the Annuity Exercise Date.

We will then pay you the remaining amount of the current year’s Guaranteed Income, reduced by the amount of Withdrawals you have made since your last Birthday. On each subsequent Birthday we will make payments to you equal to the Withdrawal Guarantee. We will make other payment options available, such as monthly or quarterly, so long as each scheduled payment is $100 or more.

Example:    Assume for this example that your Withdrawal Guarantee is $35,000, that today is March 31st, that your Birthday is July 1st and that you have made withdrawals of $25,000 since your last Birthday. Also assume that at the end of the day today your Account Value fell to $34,500 due to a day of negative stock and bond performance. Additionally, assume that your Account Value at the end of the 30 day Notice Period is $35,250 due to a rise in the market.

Your Account Value has fallen below your Withdrawal Guarantee, triggering the 30 day Notice Period.

First day of the Notice Period: April 1st.

Notice Period ends: April 30th.

Actions required if you wish to move to the Payout Phase: None.

Premium paid to us on the Annuity Exercise Date of May 1st: $35,250.

Guaranteed Income Amount: $35,000 annually for life.

Payment we will make to you immediately: $10,000 (for the remaining annual payment since your last Birthday).

Payment we will make to you on your next Birthday: $35,000.

Total amount guaranteed to be paid to you or your estate even if you die immediately after May 1st: $35,250.

When your Account Value falls below the Minimum Account Value for your AssetMark Account.    If your Account Value is less than the Minimum Account Value for your AssetMark Account (this amount is shown on your Certificate), the same procedure applies as it would in the case of your Account Value falling below your Withdrawal Guarantee, except that the triggering Account Value is the Minimum Account Value, not the Withdrawal Guarantee.

When you reach age 100.    If the Notice Period has not yet been triggered by your Account Value falling below your Withdrawal Guarantee or the Minimum Account Value, it will be triggered automatically when you are 30 days from reaching the Maximum Annuity Age of 100. In the case of a Certificate issued with Joint Participants, this will be the younger of the Participants reaching the Maximum Annuity Age. The same procedures apply to the calculation of the Guaranteed Income in this case.

At any time prior to the Maximum Annuity Age, and even if your Account Value is greater than the Minimum Amount, the Participant may elect to begin receiving payments under the “Base Income” provision specified in the Certificate. Payments under the Base Income provision will be based on your Account Value at the time of the election.

Bas e Income

At any time before you reach the Maximum Annuity Age set forth in your Certificate, you may elect the Base Income provision. If you elect the Base Income provision, you must liquidate all of the investments in your AssetMark Account, and apply this amount as premium to purchase the Base Income benefit. The Base Income payments will not be less than those calculated by multiplying the Account Value by the rates guaranteed in your Certificate. These payments are not the same as payments that might commence after your Account Value decreases below the Minimum Amount had you not elected the Base Income provision. If you elect the Base Income provision, your Withdrawal Guarantee is reduced to zero.

DEATH PROVISI ONS UNDER THE CERTIFICATE

The treatment of the Certificate upon the death of the Participant or Joint Participant and the options available to the Owner or Beneficiary at that time depend on a number of factors. These include whether the Certificate is Qualified or Non-Qualified, whether the Owner is a trust or other entity, whether there is a Joint Owner, whether there is a Joint Participant, and whether the Certificate is in the Funding Phase or the Payout Phase.

For Non-Qualified Certificates and if you are the sole Owner and Participant:

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If you die before the reaching the Payout Phase, your Certificate terminates. We will make no payments to you and will not return any fees except for the portion of the current billing period’s fees for the number of days from your death until the end of the billing period;

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If you die after reaching the Payout Phase, we will calculate the remaining amount of premium that has not yet been paid to you, and will make annual payments to your Beneficiary in the same amount that you were receiving while alive until the annuity payments equal the amount of Premium you paid for either the Base Income or Guaranteed Income provision. If you have already been paid annuity payments equal to or greater than your Premium, we will make no further payments.

For Non-Qualified Contracts and there are Joint Owners:

•	Each Owner is a Joint Participant with respect to the death of the other Owner and a Participant with respect to their own death;

•	The Joint Participant rules described below apply on death.

For Non-Qualified Contracts with Joint Participants during the Funding Phase:

•	If the Joint Participant dies before the Participant, the Certificate will generally continue with the sole surviving Owner and Participant.

•	The Certificate cannot be continued, if the Owner is not an individual. If the Owner is an entity, the Certificate will terminate on the death of either the Participant or Joint Participant.

•	If the Owner and Participant dies before the Joint Participant the, the Joint Participant may continue the Certificate as Owner and Participant.

For Non-Qualified Contracts with Joint Participants during the Payout Phase:

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If the Joint Participant dies before the Participant, we will continue to make annuity payments to the Owner while the Participant is alive. If the Participant then dies, the rule described below for the situation where the Participant is the first to die will apply.

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If the Participant dies, we will calculate the remaining amount of premium that has not yet been paid to the Owner, and will make annual payments to the Beneficiary in the same amount that the Owner was receiving while the Participant was alive until the annuity payments equal the amount of Premium paid for either the Base Income or Guaranteed Income provision. If the Owner has already been paid annuity payments equal to or greater than the Premium, we will make no further payments.

For Qualified Certificates and there is no Joint Participant:

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If you die before the reaching the Payout Phase, your Certificate terminates. We will make no payments to you and will not return any fees except for the portion of the current billing period’s fees for the number of days from your death until the end of the billing period.

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If you die after reaching the Payout Phase, we will calculate the remaining amount of premium that has not yet been paid to you, and will make annual payments to your Beneficiary in the same amount that you were receiving while alive until the annuity payments equal the amount of premium you paid for either the Base Income or Guaranteed Income provision. If you have already been paid annuity payments equal to or greater than your premium, we will make no further payments.

For Qualified Contracts with Joint Participants during the Funding Phase:

•	If the Joint Participant dies before the Participant, the Certificate will continue with the same Participant.

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If the Participant dies before the Joint Participant and the sole beneficiary of the Account is the Joint Participant, the Owner may continue the Certificate with the Joint Participant as the new Participant.

For Qualified Contracts with Joint Participants during the Payout Phase:

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If the Joint Participant dies before the Participant, we will continue to make annuity payments to the Owner while the Participant is alive. If the Participant then dies, the rule described below for the situation where the Participant is the first to die will apply.

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If the Participant dies, we will calculate the remaining amount of premium that has not yet been paid to the Owner, and will make annual payments to the Owner in the same amount that the Owner was receiving while the Participant was alive until the annuity payments equal the amount of Premium paid for either the Base Income or Guaranteed Income provision. If the Owner has already been paid annuity payments equal to or greater than the Premium, we will make no further payments.

ILLUSTRATION OF HOW THE CERTIFICA TE WORKS

Example #1:    Assume for this example the following scenario: a 60 year old client who buys the Certificate, takes the full amount of their Withdrawal Guarantee each year and lives to age 95. In this scenario, the performance of the assets in their Account declines by 9% in the first year, is flat (0%) the second year, and increases every year thereafter by 8%.

•	Single Owner and Participant

•	Initial Account Value $500,000

•	Initial Withdrawal Guarantee of $25,000 (5% x $500,000)

•	Buys Certificate on 60th birthday and takes the full amount of Guaranteed Withdrawals annually

•	Asset Allocation Model 3, Asset Charge of 1.00%

•	Asset management fees of 1.00%

•	Advisory fees of 1.25%

•	Account Investment performance (gross of fees) of minus 9% in year 1, 0% in year 2 and up 8% per year thereafter for life.

Result:

•	Client withdraws $25,000 per year from their Account

•	At age 84, they move to the Payout Phase when the Account Value falls below their Withdrawal Guarantee of $25,000.

•	We make annual $25,000 payments to the client from age 85 until they die at age 95.

Example #1a:    Assume for this example the same scenario except that the client DOES NOT buy the Certificate:

•	Single Owner and Participant

•	Account Value $500,000

•	Withdrawal Guarantee: none

•	Asset management fees of 1.00%

•	Advisory fees of 1.25%

•	Account Investment performance (gross of fees) of minus 9% in year 1, 0% in year 2 and up 8% per year thereafter for life

•	Withdrawals of $25,000 each year.

Result:

•	Client withdraws $25,000 per year from their Account

•	At age 91, the client runs out of money in their Account

•	We make no payments, since the client did not purchase a Certificate.

OTH ER RISK FACTORS

Financial Stre ngth of the Company

The Certificate is not a separate account product, which means that no assets are set aside in a segregated or “separate” account to satisfy all obligations under the Certificates. Lifetime income payments (if any), or Base Income payments (if any) will be paid from our general account and, therefore, are subject to our claims paying ability. You may obtain information on our financial condition by reviewing our financial statements included in this prospectus, beginning on page     .

Asset Allocation Issue s

The asset allocation strategies eligible for coverage under the Certificate are generally designed to provide consistent returns by reducing risk and, accordingly, in reducing risk, such strategies may also limit the potential for your investments to appreciate. You may earn a higher rate of return with an asset allocation strategy not eligible for coverage under the Certificate.

AssetMark will invest the assets in your Account in one of the asset allocation strategies designated for use with the Certificate. AssetMark has agreed to certain investment parameters for those strategies eligible for use with the Certificate, which, in certain circumstances, if not adhered to, may result in the termination of your Certificate.

If you become dissatisfied with the asset allocation strategy in accordance with which the assets in your Account are invested, and you make Withdrawals to invest in another investment account or other asset allocation strategy not eligible for use with the Certificate, the Withdrawals may reduce the Withdrawal Guarantee Amount. In addition, such Withdrawals may have tax consequences. See “Taxation of the Certificate” at page             for a discussion of the tax consequences of the Certificate.

Regulatory Protection s

The Certificates are registered in accordance with the Securities Act of 1933 (the “Securities Act”) and the offering of the Certificate must be conducted in accordance with the requirements of the Securities Act. We are also subject to applicable periodic reporting and other requirements imposed by the Securities Exchange Act of 1934. However, payments commencing after your Account Value falls below the Minimum Amount are not subject to registration under the Federal securities laws.

We are not an investment adviser and do not provide investment advice to you in connection with your guarantee.

We are not an investment company and therefore we are not registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and the protections provided by the 1940 Act are not applicable with respect to your Certificate.

TERMINATI ON OF THE CONTRACT AND CERTIFICATE

Voluntar y Termination

You may terminate your Certificate at any time in accordance with the established administrative procedures we have in place at the time of termination. No amount of Certificate charges will be returned to you except for remaining charges for the period, and your Certificate will terminate without value.

Our Right To Terminate or Suspend the Contract

Under certain circumstances, we have the right to suspend or terminate the Contract with AssetMark. In either case, you have the right to preserve your Withdrawal Guarantee under your Certificate even if the Contract with AssetMark terminates. These circumstances and your obligations are described below.

We have the right to terminate the Contract upon any of the following events:

•	AssetMark discontinues administration of the Contract without a successor acceptable to us.

•	AssetMark fails to cure the cause of a Contract suspension (as described below) within the time period set forth in the Contract.

•	There is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies.

•	Upon the occurrence of any other termination event set forth in the Contract.

We reserve the right to suspend your Certificate if any of the following events occur:

•	AssetMark fails to comply with any provision of the Contract.

•	AssetMark fails to comply with the Asset Allocation Model agreement.

•	AssetMark violates any rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies.

•	Upon the occurrence of any additional suspension event set forth in the Certificate.

If you do not, upon written notice from us, transfer your Account Value to an approved Asset Allocation Model, the Certificate will terminate.

Consequen ces of Suspension

We will provide you with written notice of any suspension, and you will be able to preserve the Withdrawal Guarantee by transferring your Account to another account insured by us or to an annuity contract offered by us. This other account or annuity may be offered by your Advisor and may be a different product or account offered by AssetMark. AssetMark will not charge any fees for this transfer.

During the Funding Phase, if the Contract is terminated, you will be able to preserve the Withdrawal Guarantee by transferring your Account Value to another account insured by us or to an annuity contract offered by us. AssetMark will not charge any fees for this transfer. If you do not make this transfer, your Certificate will terminate.

The Certificate will not terminate during the Payout Phase even if the suspension is not cured by AssetMark, and the Contract is terminated.

Automat ic Termination

Your Certificate will terminate if either of the following events occur:

•	You transfer your Account Value to an allocation model not shown on your Certificate for a second time.

•	You fail to pay the Asset Charge.

•	You or AssetMark fail to invest the assets in your AssetMark Account in accordance with one of the designated Asset Allocation Models provided by the Contract.

MISCELLANE OUS PROVISIONS

Periodic Communications to Certificate Owners

AssetMark account statements will be provided to you periodically by AssetMark, or designated third party.

Amendments to the Contract and Certificate

The Contract and Certificate may be amended to conform to changes in applicable law or interpretations of applicable law, or to accommodate design changes. Changes in the Contract and Certificate may need to be approved by the state insurance departments.

Assignment

You may not assign your interest in your Certificate during the Funding Phase or without Home Office prior approval during the Payout Phase.

Cancellation

Once you purchase the Certificate, you can only cancel your Certificate by (i) advising AssetMark that you no longer wish the coverage and to stop payment of the periodic fees from your Account or (ii) liquidating all of the investments in your AssetMark Account.

Misstatements

If the age or Birthday of the Participant or any Joint Participant is misstated, any Certificate benefits will be re-determined using the correct age(s). If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

DETERMINING WHETHER A CERTIFICATE IS RIGHT FOR YOU

It is important to understand that the Certificate does not protect the actual value of your investments in your AssetMark Account. For example, if you invest $500,000 in your AssetMark Account, and your Account Value has dropped to $400,000 on the Withdrawal Exercise Date, we are not required to add $100,000 to your Account. Rather, the Certificate guarantees that when you have reached the Withdrawal Exercise Date, you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of $500,000), rather than $20,000 (5% of $400,000).

It is also important to understand that even after you have reached the Withdrawal Exercise Date and start taking Withdrawals from your AssetMark Account, those Withdrawals are made first from your own investments. We are required to start using our own money to make annual annuity payments to you only if and when your Account Value is less than the Minimum Amount or you reach the age of 100. We limit our risk under the Certificate in this regard by limiting the amount you may withdraw each year from your AssetMark Account to your current Withdrawal Guarantee. If your investment return on your AssetMark Account over time is sufficient to generate gains that can sustain constant 5% annual withdrawals or greater, your investments will never be reduced below the Minimum Amount.

There are many variables, however, other than average annual return on your AssetMark investments that will determine whether your investments generate enough gain over time to sustain a 5% annual rate of systematic withdrawals on your investments. Your Account Value may have declined over time before the Withdrawal Exercise Date, which means that your investments would have to produce an even greater return after the Withdrawal Exercise Date to make up for the investment losses before that date. Moreover, negative annual average investment returns early in retirement can have a disproportionate impact on the ability of your retirement investments to sustain systematic Withdrawals over an extended period.

Of course, even if your AssetMark investments do not generate sufficient gains after the Withdrawal Exercise Date to support 5% systematic annual Withdrawals and your actual Account Value declines over time, your investments may not be reduced below the Minimum Amount for a number of years. If you die before your investments are reduced, the strategy of liquidating your retirement assets through a program of systematic Withdrawals without the guarantee provided by the Certificate will have proved to be an effective one. However, studies indicate that life spans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The Certificate is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

TAXATION OF THE CERTIFICATE

[To be Provided by Pre-effective Amendment.]

ABOUT US

We are a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871. We principally offer life insurance policies and annuity contracts. We do business in 49 states and the District of Columbia. Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230. We are obligated to pay all amounts promised under the Contract and Certificates.

Capital Brokerage Corporation serves as principal underwriter for the Certificates and is a broker/dealer registered with the SEC. GNA Corporation directly owns the stock of Capital Brokerage Corporation and the Company. GNA Corporation is directly owned by Genworth Financial, Inc. (“Genworth”), a public company.

We are a charter member of the Insurance Marketplace Standards Association (“IMSA”). We may use the IMSA membership logo and language in our advertisements, as outlined in IMSA’s Marketing and Graphics Guidelines. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and service for individually sold life insurance and annuities.

AssetMark is a California corporation, owned by Genworth. It is a registered investment advisor, and provides consulting services to other advisors and investment advisory clients. Its executive and administrative office is located at 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523.

SALES OF THE CERTIFICATES

We have entered into an underwriting agreement with Capital Brokerage Corporation (doing business in Indiana as Genworth Financial Brokerage Corporation) (collectively, “Capital Brokerage Corporation”) for the distribution and sale of the Certificates. Pursuant to this agreement, Capital Brokerage Corporation serves as principal underwriter for the Certificates, offering them on a continuous basis. Capital Brokerage Corporation is located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230.

Capital Brokerage Corporation was organized as a corporation under the laws of the state of Washington in 1981 and is an affiliate of ours. Capital Brokerage Corporation is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as well as with the securities commissions in the states in which it operates, and is a member of the NASD.

Capital Brokerage Corporation offers the Certificates through registered representatives who are registered with the NASD and with the states in which they do business. More information about Capital Brokerage Corporation and the registered representatives is available at http://www.nasdr.com or by calling 800.289.9999. You can also obtain an investor brochure from NASD Regulation describing its Public Disclosure Program. Registered representatives with Capital Brokerage Corporation are also licensed as insurance agents in the states in which they do business and are appointed with us.

Capital Brokerage Corporation also enters into selling agreements with an affiliated broker-dealer and unaffiliated broker-dealers to sell the Certificates. The registered representatives of these selling firms are registered with the

NASD and with the states in which they do business, are licensed as insurance agents in the states in which they do business and are appointed with us.

We do not pay commissions to Capital Brokerage Corporation or to the affiliated broker-dealer or unaffiliated broker-dealers for the promotion and sales of the Certificates.

At times, Capital Brokerage Corporation may make other cash and non-cash payments to selling firms, as well as receive payments from selling firms, for expenses relating to the recruitment and training of personnel, periodic sales meetings, the production of promotional sales literature and similar expenses. These expenses may also relate to the synchronization of technology between the Company, Capital Brokerage Corporation and the selling firm in order to coordinate data for the sale and maintenance of the Certificates. In addition, registered representatives may be eligible for non-cash compensation programs offered by Capital Brokerage Corporation or an affiliated company, such as conferences, trips, prizes and awards. The amount of other cash and non-cash compensation paid by Capital Brokerage Corporation or its affiliated companies ranges significantly among the selling firms. Likewise, the amount received by Capital Brokerage Corporation from the selling firms ranges significantly.

The incentives described above, are not charged directly to you or to your assets, but indirectly through fees and charges imposed under the Certificates.

All payments made or received by Capital Brokerage Corporation to or from selling firms come from or are allocated to the general assets of Capital Brokerage Corporation or one of its affiliated companies. Therefore, regardless of the amount paid or received by Capital Brokerage Corporation or one of its affiliated companies, the amount of expenses you pay under the Certificate do not vary because of such payments to or from such selling firms.

Although the Company and Capital Brokerage Corporation do not anticipate discontinuing offering the Certificates, we do reserve the right to discontinue offering the Certificates at any time.

LEGAL PROCEEDINGS

We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including the risk of class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. In our insurance operations, we are or may become subject to class actions and individual suits alleging, among other things, issues relating to sales or underwriting practices, payment of contingent or other sales commissions, claims payments and procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, charging excessive or impermissible fees on products, recommending unsuitable products to customers and breaching fiduciary or other duties to customers. In our investment-related operations, we are subject to litigation involving commercial disputes with counterparties. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. We are also subject to various regulatory inquiries, such as information requests, subpoenas and books and record examinations, from state and federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

Recently, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices within the insurance industry. In this regard, in May 2005, Genworth Financial, Inc. (“Genworth”) received a subpoena from the Northeast Regional Office of the SEC, requiring the production of documents related to “certain loss mitigation insurance products,” such as finite risk reinsurance. In the subpoena, Genworth is defined as including, among other things, its subsidiaries and affiliates. We cooperated with Genworth in connection with Genworth’s response to the SEC’s subpoena in June and July 2005 and will cooperate with respect to any follow-up requests or inquiries. Additionally, in May and June 2005, we received information requests from the State of Delaware Department of Insurance and the State of Connecticut Insurance Department on the same general subject, to which we responded. We will cooperate with respect to any follow-up requests or inquiries. In 2005, General Electric Company(“GE”), the former parent of Genworth, received a subpoena from the United States Attorney’s Office for the Southern District of New York, also on the same general subject. In the subpoena, GE is defined as including, among other things, its subsidiaries and affiliates. We cooperated with GE in connection with GE’s response to the subpoena and will cooperate with respect to any follow-up requests or inquiries.

We cannot ensure that the current investigations and proceedings will not have a material adverse effect on our business, financial condition or results of operations. In addition, it is possible that related investigations and proceedings may be commenced in the future, and we could become subject to further investigations and have lawsuits filed against us. In addition, increased regulatory scrutiny and any resulting investigations or proceedings could result in new legal precedents and industry-wide regulations or practices that could adversely affect our business, financial condition and results of operations.

The Company shall, and may through insurance coverage, indemnify any directors or officers who are a party to any proceeding by reason of the fact that he or she was or is a director or officer of the Company against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Such indemnification covers all judgments, settlements, penalties, fines and reasonable expenses incurred with respect to such proceeding. If the person involved is not a director or officer of the Company, the board of directors may cause the Company to indemnify, or contract to indemnify, to the same extent allowed for its directors and officers, such person who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Insofar as indemnification for liability arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the depositor in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue. Although it is not anticipated that these developments will have an adverse impact on us or on the ability of Capital Brokerage Corporation to perform under its principal underwriting agreement, there can be no assurance at this time.

Capital Brokerage Corporation and AssetMark are not involved in any pending or threatened lawsuits that are reasonably likely to have a material adverse impact on us.

ADDITIONAL INFORMATION

Owner Questions

The obligations to Owners and Participants under the Contracts and Certificates are ours. Please direct your questions and concerns to us at our Home Office.

Return Privilege

Within the free-look period (generally 10 days) after you receive the Certificate, you may cancel it for any reason by delivering or mailing it postage prepaid to:

Genworth Life and Annuity Insurance Company

Annuity New Business

6610 West Broad Street

Richmond, Virginia 23230

If the Owner cancels the Certificate, the Certificate will be void. In certain states, the Certificate Owner may have more than 10 days to return the Certificate.

State Regulation

As a life insurance company organized and operated under the laws of the Commonwealth of Virginia, we are subject to provisions governing life insurers and to regulation by the Virginia Commissioner of Insurance.

Our books and accounts are subject to review and examination by the State Corporation Commission of the Commonwealth of Virginia at all times. That Commission conducts a full examination of our operations at least every five years.

Evidence of Death, Age, Gender or Survival

We may require proof of the age, gender, death or survival of any person or persons before acting on any applicable Certificate provision.

LEGAL MATTERS

Certain matters regarding the offering of the securities herein will be passed upon by:

•	[ ] internal counsel for the Company (as to Virginia law); and

•	[ ] counsel for the Company (as to United States federal securities law and tax law matters).

Opinions may be issued in the future by counsel other than those listed above. The name of such counsel, other than those listed above, will be included in a prospectus supplement.

EXPERTS

[To be added by Pre-effective Amendment.]

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC.

The registration statement, including exhibits, contains additional relevant information about us. We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in compliance with such laws, we file annual, quarterly, and current reports and other information with the SEC. You can read and copy any reports or other information we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of our documents upon payment of a duplicating fee, by writing the SEC’s public reference room. You can obtain information regarding the public reference room by calling the SEC at 1-800-SEC-0330. Our filings are available to the public from commercial document retrieval services and over the internet at http://www.sec.gov. (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC web site into this prospectus.)

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus which means that incorporated documents are considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2006 and the Current Report filed on Form 8-K filed with the SEC on March 12, 2007.

You may also request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning:

Genworth Life and Annuity Insurance Company

6610 West Broad Street

Richmond, Virginia 23230

1.800.352.9910

DEFINITIONS

The following is a listing of defined terms.

Account — The advisory account offered by AssetMark and in connection with which the assets in each investment portfolio owned by the Certificate Owner(s) and covered under the Certificate are held. The Account is managed according to the Asset Allocation Model(s) shown in the Certificate.

Account Value — The value of the assets in the Account, as determined as of the close of business on a Valuation Day. For purposes of the Certificate, once determined on a Valuation Day, the Account Value does not change until the next Valuation Day.

Addition — An amount, not set forth as an Addition exception in the Certificate, received and applied to the Account after the Certificate Date.

Advisors — Investment advisors and broker-dealers who act as the individual investment advisor for a client under the AssetMark Program.

Administrative Office — Our Administrative Office that is located at the address shown on the Certificate cover page.

Annuity Exercise Date — The earliest of the following three dates: the date the Account Value is less than the Withdrawal Guarantee, the date the Account Value is less than the minimum Account Value as shown on the Certificate, and the date the younger of the Participant or the Joint Participant, reaches the Maximum Annuity Age as shown on the Certificate, less the number of days in the Notice Period.

Asset Allocation Model or Model — One of the asset allocation model portfolios created by investment management firms pursuant to a contractual arrangement with AssetMark. Only those Models designated by the Company may be used in connection with the GGIAC.

Asset Charge — The asset charge periodically calculated and deducted from your Account Value or assessed through another means of payment pursuant to the terms of the Certificate and while the Certificate is in force.

AssetMark — AssetMark Investment Services, Inc.

AssetMark Program — The AssetMark Investment Services Program, the investment program of AssetMark.

Base Income — The base annual payment under the Base Income provision paid by us to the Certificate Owner(s).

Birthday — The end of day each year on the anniversary of the date of birth of the younger of the Participant and any Joint Participant.

Certificate — A no cash value certificate issued by the Company to the Certificate Owner(s) pursuant to the terms of the Contract. The Certificate describes the Withdrawal Guarantee as well as the Certificate Owner’s rights and obligations with respect to the Guaranteed Income to be paid when the Account Value reaches the Minimum Amount. The Certificate also describes the Certificate Owner’s rights and obligations with respect to the Base Income available under the Annuity.

Certificate Date — The Valuation Day as of which a Certificate becomes effective as shown on the Certificate.

Certificate Owner(s) — The person(s) or entity named on the Certificate. “You,” “your” or “Owner” refers to the Certificate Owner.

Code — The Internal Revenue Code of 1986, as amended.

Company — Genworth Life and Annuity Insurance Company, the issuer of the Contract and Certificate (also referred to as “we”, “us” or “our”).

Contract — The group guaranteed income annuity contract issued by the Company to AssetMark with any attached riders, endorsements and Certificates.

Early Withdrawal — Any Withdrawal prior to the Withdrawal Exercise Date.

Excess Withdrawal — On or after the Withdrawal Exercise Date and before the Latest Annuity Date, the portion of all Withdrawals during a Withdrawal Year that is in excess of the Withdrawal Guarantee.

Genworth — Genworth Financial, Inc., the parent of the Company.

Guaranteed Income — The guaranteed annual payment as determined by the last recorded Withdrawal Guarantee payable under the Guaranteed Income provision by us to the Certificate Owner(s).

Guaranteed Withdrawals — Amounts you may withdraw from your Account pursuant to the Withdrawal Guarantee.

Joint Participant — The person whose age, together with the other Participant’s age, determines the Withdrawal Guarantee under each Certificate.

Latest Annuity Date — The Annuity Exercise Date plus the Notice Period.

Maximum Annuity Age — The maximum age of the Participant as specified in the Certificate when we will begin making annuity payments to you in accordance with the Guaranteed Income provision of the Certificate.

Minimum Amount — The greater of the Withdrawal Guarantee and the minimum Account Value set forth in the Certificate.

1940 Act — The Investment Company Act of 1940, as amended.

Notice Period — The length of time as shown on the Certificate prior to the Latest Annuity Date during which you may still cancel your Certificate.

Participant — The person whose age is used to determine the Withdrawal Guarantee under each Certificate.

Profile — A risk return profile in mutual fund and exchange traded fund wrap accounts provided under the AssetMark Program.

Qualified Account — An Account listed under the Qualified Accounts provision receiving special tax treatment under the Code.

Securities Act — The Securities Act of 1933, as amended.

Strategist — An institutional investment management firm hired by AssetMark that makes recommendations as to Asset Allocation Models.

Valuation Day — For each Account, each day on which the New York Stock Exchange is open for regular trading, except for days that the Account’s corresponding portfolio does not value its shares.

Withdrawal — Any disbursement from the Account other than Withdrawal Exceptions.

Withdrawal Age — For AssetMark Account owners, the Withdrawal Age is 60. It is the date that determines the Withdrawal Exercise Date

Withdrawal Exceptions — Disbursements shown on the Certificate that will not be treated as Withdrawals.

Withdrawal Exercise Date — For each Certificate, the date described on the Certificate when the Withdrawal Guarantee may begin.

Withdrawal Guarantee — After the Withdrawal Exercise Date, the maximum amount the Certificate Owner may withdraw from the Account Value in a Withdrawal Year without reducing Guaranteed Income.

Withdrawal Guarantee Factor — A factor used in the calculation of the Withdrawal Guarantee as shown on the tables located on the Certificate.

Withdrawal Year — The first Withdrawal Year is the period of time between the Withdrawal Exercise Date and the first Birthday following the Withdrawal Exercise Date. Subsequent Withdrawal Years are the one-year periods beginning on each Birthday.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the Certificates, other than any underwriting discounts and commissions, are as follows (except for the Securities and Exchange Commission Filing Fee, all amounts shown are estimates):

Securities and Exchange Commission Registration Fees	$1,842	(based on a total of $60,000,000 Proposed Maximum Aggregate Offering)

Printing and engraving	$10,000
Accounting fees and expenses	$10,000
Legal fees and expenses	$300,000
Miscellaneous	$10,000

Total expenses (approximate)	$331,842

Item 14.    Indemnification of Directors and Officers.

Sections 13.1-876 and 13.1-881 of the Code of Virginia, in brief, allow a corporation to indemnify any person made party to a proceeding because such person is or was a director, officer, employee, or agent of the corporation, against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he believed that (a) in the case of conduct in his official capacity with the corporation, his conduct was in its best interests; and (b) in all other cases, his conduct was at least not opposed to the corporation’s best interests and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director, officer, employee, or agent of the corporation did not meet the standard of conduct described. A corporation may not indemnify a director, officer, employee, or agent of the corporation in connection with a proceeding by or in the right of the corporation, in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person, whether or not involving action in his official capacity, in which such person was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under these sections of the Code of Virginia in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Genworth Life and Annuity Insurance Company’s Articles of Incorporation provide that Genworth Life and Annuity Insurance Company shall, and may through insurance coverage, indemnify any directors or officers who are a party to any proceeding by reason of the fact that he or she was or is a director or officer of Genworth Life and Annuity Insurance Company against any liability incurred by him or her in connection with such proceeding, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Such indemnification covers all judgments, settlements, penalties, fines and reasonable expenses incurred with respect to such proceeding. If the person involved is not a director or officer of Genworth Life and Annuity Insurance Company, the board of directors may cause Genworth Life and Annuity Insurance Company to indemnify, or contract to indemnify, to the same extent allowed for its directors and officers, such person who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of Genworth Life and Annuity Insurance Company, or is or was serving at the request of Genworth Life and Annuity Insurance Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

*     *     *

1

Item 15.    Recent Sales of Unregistered Securities.

[To be provided by Pre-effective Amendment.]

Item 16.    Exhibits and Financial Statement Schedules.

(a) Exhibits

1.1	Underwriting Agreement To be filed by Pre-Effective Amendment to the Registration Statement.

1.2	Broker-Dealer Sales Agreement. To be filed by Pre-Effective Amendment to the Registration Statement.

2	Not applicable.

3.1	Amended and Restated Articles of Incorporation of Genworth Life and Annuity Insurance Company. Previously filed on March 31, 2007 with Post-Effective Amendment No. 6 to Form S-1 for Genworth Life and Annuity Insurance Company, Registration No. 333-67902.

3.2	Amended and Restated By-laws of Genworth Life and Annuity Insurance Company. Previously filed on March 31, 2007 with Post-Effective Amendment No. 6 to Form S-1 for Genworth Life and Annuity Insurance Company, Registration No. 333-67902.

4.1	Contract. Filed herewith.

4.2	Certificate. Filed herewith.

4.5	Application. To be filed by Pre-Effective Amendment to the Registration Statement.

5.1	Opinion of , counsel for Genworth Life and Annuity Insurance Company. To be filed by Pre-Effective Amendment to the Registration Statement.

5.2	Opinion of , counsel for Genworth Life and Annuity Insurance Company. To be filed by Pre-Effective Amendment to the Registration Statement.

6	Not applicable.

7	Not applicable.

8	Opinion of , counsel for Genworth Life and Annuity Insurance Company (re: tax matters). To be filed by Pre-Effective Amendment to the Registration Statement.

9	Not applicable.

10	Not applicable.

11	Not applicable.

12	Not applicable.

13	Not applicable.

14	Not applicable.

15	Not applicable.

16	Not applicable.

17	Not applicable.

18	Not applicable.

19	Not applicable.

20	Not applicable.

2

21	Subsidiaries of the Registrant. Filed herewith.

22	Not applicable.

23.1	Consent of . To be filed by Pre-Effective Amendment to the Registration Statement.

23.2	Consent of (included in Exhibit 5).

23.3	Consent of (included in Exhibit 8).

24	Power of Attorney. Not applicable.

25	Not applicable.

26	Not applicable.

27	Not applicable.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from low or high end estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or

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modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing materials or information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the County of Henrico in the Commonwealth of Virginia, on the 4th day of June, 2007.

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY
(Registrant)

By:	/s/ GEOFFREY S. STIFF
Geoffrey S. Stiff Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ PAMELA S. SCHUTZ Pamela S. Schutz	Chairperson of the Board, President and Chief Executive Officer	June 4, 2007

/s/ WILLIAM C. GOINGS, II William C. Goings, II	Director and Senior Vice President	June 4, 2007

/s/ PAUL A. HALEY Paul A. Haley	Director, Senior Vice President and Chief Actuary	June 4, 2007

/s/ SCOTT R. LINDQUIST Scott R. Lindquist	Director and Vice President	June 4, 2007

Victor C. Moses	Director and Vice President	June 4, 2007

/s/ LEON E. RODAY Leon E. Roday	Director and Senior Vice President	June 4, 2007

/s/ GEOFFREY S. STIFF Geoffrey S. Stiff	Director and Senior Vice President	June 4, 2007

/s/ DENNIS R. VIGNEAU Dennis R. Vigneau	Senior Vice President and Chief Financial Officer	June 4, 2007

/s/ JAC J. AMERELL Jac J. Amerell	Vice President and Controller	June 4, 2007

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